The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated June 1, 2015

PROSPECTUS Dated November 19, 2014	Pricing Supplement No. 340 to
PROSPECTUS SUPPLEMENT Dated November 19, 2014	Registration Statement No. 333-200365
Dated June , 2015
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F

Senior Notes

Participation Securities due July 6, 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Unlike ordinary debt securities, the Participation Securities due July 6, 2017 Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return), which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity. Instead, the payment that you will receive at maturity will be an amount of cash based on the performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return), which we refer to as the index, as of the valuation date, as reduced by the adjustment factor described below. If, as of the valuation date, the index declines in value, or does not increase in value sufficiently to offset the effect of the adjustment factor, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The index is a modified version of the Bloomberg Commodity IndexSM and consists of certain selected components from the Bloomberg Commodity Index deemed by the index methodology to exhibit stronger backwardation characteristics. While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the Index is composed of only ten commodity futures contracts. For more information about backwardation, please see “Summary of Pricing Supplement—Backwardation Enhanced Bloomberg Commodity Index.” The securities are for investors who seek a commodity index-based return and who are willing to risk their principal and forgo current income in exchange for a return based on the performance of the index, as reduced by the adjustment factor. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each security an amount of cash equal to the product of (i) the stated principal amount and (ii) [1 + (index performance – adjustment factor)].
º	The index performance, which may be positive or negative, will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.
➢	The initial index value will equal the closing value of the index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.
➢	The final index value will equal the closing value of the index on June 30, 2017, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events.
•	The adjustment factor will be equal to (i) 1.75% times (ii) the number of days from and including the pricing date to and including the valuation date, divided by 365. A portion of the adjustment factor will be used to pay the agent’s commissions and fees on a periodic basis. The adjustment factor will reduce your participation in the index and, as a result, the amount payable to you at maturity. The adjustment factor is expressed in per annum terms and so the index must increase by more than approximately 3.50% over the term of the securities (depending on the actual number of days from and including the pricing date to and including the valuation date), otherwise you will suffer a loss on your initial investment in the securities.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $971.80 per security, or within $15.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.
•	The CUSIP number for the securities is 61762GDZ4. The ISIN for the securities is US61762GDZ46.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Security	$1,000	$20.00(1)
		$5.00(2)	$975.00
Total	$	$	$

(1) Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a total sales commission of $20.00 for each security they sell, which will be paid quarterly in increments of $2.50 per security over the term of the securities. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement. The agent’s commissions and fees are not the only costs to investors in respect of the securities. See the description of the adjustment factor above.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security, which will be paid quarterly in increments of $0.625 per security over the term of the securities.

(3) We will receive, in aggregate, $1,000 per security issued because a portion of the adjustment factor will effectively be used by us or our hedging counterparty to pay the agent’s commissions and fees and, accordingly, these commissions and fees are borne by you. See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-33.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

PS-2

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley. The securities will pay at maturity an amount of cash based on the performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return) as of the valuation date, as reduced by the adjustment factor. Unlike conventional debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. If the index declines in value, or does not increase in value sufficiently to offset the effect of the adjustment factor, as of the valuation date, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

The index is a modified version of the Bloomberg Commodity Index, and consists of certain selected components from the Bloomberg Commodity Index deemed by the index methodology to exhibit stronger backwardation characteristics. While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the index is composed of only ten commodity futures contracts.

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates and have been licensed for use by Morgan Stanley.

Each security costs $1,000

We, Morgan Stanley, are offering our Participation Securities due July 6, 2017 Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return).

The original issue price of each security is $1,000. This includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $971.80, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the adjustment factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate

PS-3

were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The agent’s commissions on the securities will be payable as trailing commissions

The agent’s commissions on the securities will be paid quarterly over the term of the securities.  However, these payments will be made by the agent and you do not make any periodic payments.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Risk Factors—Potential conflicts of interest exist between your financial advisor and you because your financial advisor may have economic interests that are different from yours.”

No guaranteed return of principal; no interest

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, we will pay to you an amount of cash based on the performance of the index on June 30, 2017, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events.

Payout on the securities at maturity	At maturity, you will receive for each security an amount of cash calculated as follows:
$1,000 x [1 + (index performance – adjustment factor)]
where,

The initial index value will equal the closing value of the index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.
The final index value will equal the closing value of the index on the valuation date.

PS-4

The adjustment factor will equal:

where,

N = the number of days from and including the pricing date to and including the valuation date.

We illustrate with several hypothetical examples the effect that the adjustment factor will have on the payout to you at maturity in “Hypothetical Payouts on the Securities at Maturity” beginning on PS-7.

Because the payment at maturity will be calculated based on the index performance, whether positive or negative, as reduced by the adjustment factor equal to 1.75% per annum, the index must increase sufficiently in order for you not to suffer a loss on your initial investment in the securities. If the index declines in value over the term of the securities, the amount of cash payable to you at maturity will be further reduced by the same adjustment factor. The adjustment factor is expressed in per annum terms and so the index must increase by more than approximately 3.50% over the term of the securities (depending on the actual number of days from and including the pricing date to and including the valuation date), otherwise you will suffer a loss on your initial investment in the securities.

Backwardation Enhanced Bloomberg Commodity Index

The Backwardation Enhanced Bloomberg Commodity Index (Total Return), which we refer to as the index, was developed by Morgan Stanley Capital Group Inc., which we refer to as MSCG, and is calculated and published daily by Morgan Stanley & Co. LLC. The index is a modified version of the Bloomberg Commodity IndexSM, which we refer to as the Bloomberg Commodity Index, and consists of certain selected components from the Bloomberg Commodity Index deemed by the index methodology to exhibit stronger backwardation characteristics. While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the index is composed of only ten commodity futures contracts. Commodities are in backwardation if prices for the relevant futures contracts are lower in the distant delivery months than in the nearer delivery months, resulting in a “roll yield” when contracts with nearer delivery months, as they approach expiration, are replaced by contracts with distant delivery months. For more information relating to backwardation, see “Risk Factors––Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index” and “Description of Securities—The Index.”

The following table sets out the sector weights of the index and the component or components selected for each sector in the index as of April 30, 2015.

Sector	Components in the index	Bloomberg sector weights
Energy	WTI Crude Oil, Brent Crude Oil, Heating Oil, RBOB Gasoline	36.19%
Metals	Copper, Nickel	32.14%
Grains	Soybeans, Corn	20.07%
Livestock	Live Cattle	4.83%
Softs	Sugar	6.77%

PS-5

For a more complete description of the index and the Bloomberg Commodity IndexSM, see “Description of Securities—The Index.”
Morgan Stanley Capital Group Inc. will be the calculation agent

We have appointed our affiliate MSCG to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MSCG will determine the initial index value, the final index value, the index performance and the adjustment factor and will calculate the payment you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest

The agent for the offering of the securities, Morgan Stanley & Co. LLC, which is our wholly-owned subsidiary and which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-39.

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying your broker.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities

The securities are unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 19, 2014 and the prospectus dated November 19, 2014.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes” and the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities––United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

PS-6

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

At maturity, for each $1,000 stated principal amount of securities that you hold, you will receive at maturity an amount in cash calculated as follows:

$1,000 x [1 + (index performance – adjustment factor)]

where,

and,

N = the number of days from and including the pricing date to and including the valuation date.

Assuming N equals 730 (i.e., exactly two years, assuming no leap years), the adjustment factor will equal 3.50%. The actual accrued adjustment factor will be based on the number of days from and including the pricing date to and including the valuation date.

You will be fully exposed to the upside and downside performance of the index but the payment at maturity will be calculated based on the percentage change in the index as reduced by the adjustment factor described above.

Presented below are graph and hypothetical examples showing how the payout on the securities at maturity is calculated. The hypothetical initial index values, final index values, index performances and payment at maturity set forth below are for illustrative purposes only. The adjustment factor for each example is assumed to be 3.50%.

The above graph illustrates the effect of the reduction of the accrued adjustment factor in calculating the payment at maturity. The accrued adjustment factor will reduce your return on the securities whether the index return is positive or negative.

PS-7

Example 1: The level of the index increases significantly from the initial index value. Investors receive more than the $1,000 per security invested.

Hypothetical initial index value: 100

Hypothetical final index value: 140

Hypothetical index performance: (140 – 100) / 100 = 40.00%

Hypothetical payment at maturity (per security) = $1,000 × [1 + (index performance – adjustment factor)]

  = $1,000 × [1 + (40.00% – 3.50%)]

  = $1,000 × (1 + 36.50%)

  = $1,365.00

In the above example, the final index value is 40.00% above the initial index value. As investors participate fully in the upside performance of the index less the adjustment factor, they receive a 36.50% return on their investment.

Example 2: The level of the index increases slightly from the initial index value, but the slight increase in the index is not sufficient to offset the effect of the adjustment factor. Investors receive less than the $1,000 per security invested.

Hypothetical initial index value: 100

Hypothetical final index value: 101

Hypothetical index performance: (101 – 100) / 100 = 1.00%

Hypothetical payment at maturity (per security) = $1,000 × [1 + (index performance – adjustment factor)]

  = $1,000 × [1 + (1.00% – 3.50%)]

  = $1,000 × (1 – 2.50%)

  = $975.00

In the above example, the final index value is 1.00% above the initial index value. Although investors participate fully in the upside performance of the index, because of the adjustment factor equal to 3.50% in this example, they lose 2.50% on their investment.

Example 3: The level of the index decreases significantly from the initial index value. Investors receive less than the $1,000 per security invested.

Hypothetical initial index value: 100

Hypothetical final index value: 60

Hypothetical index performance: (60 – 100) / 100 = -40.00%

Hypothetical payment at maturity (per security) = $1,000 × [1 + (index performance – adjustment factor)]

  = $1,000 × [1 + (-40.00% – 3.50%)]

  = $1,000 × [1 + (-43.50%)]

  = $565.00

In the above example, the final index value is 40.00% below the initial index value. As investors are fully exposed to the downside performance of the index in addition to the reduction due to the adjustment factor, they lose 43.50% on their investment.

If the index declines in value, or does not increase in value sufficiently to offset the effect of the adjustment factor, as of the valuation date, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

PS-8

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Because the payment at maturity will be an amount of cash based on the performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return) as reduced by the adjustment factor, there is no guaranteed return of any principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and do not guarantee return of any principal	The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of any of your principal at maturity. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The payout to you at maturity will be a cash amount that may be worth less, and potentially significantly less, than the $1,000 principal amount of each security. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
The market price of the securities will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the index at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:
• the volatility (frequency and magnitude of changes in value) of the index at any time;
• the market prices of the commodities and the commodity contracts underlying the index, and the volatility of such prices;
• trends of supply and demand for the commodities underlying the index at any time;
• interest and yield rates in the market;
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodity contracts underlying the index or commodities generally and that may affect the value of the index on the valuation date; and
• any actual or anticipated changes in our credit ratings or credit spreads.
Some or all of these factors will influence the price that you will receive if you are able to sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the index is at, below or not sufficiently above the initial index value. This could happen, for example, if the value of the index declines or due to a discount reflected in the trading prices of the securities.
You cannot predict the future performance of the index based on its historical performance. In addition, there can be no assurance that the index will increase or that the value of the index on the valuation date will exceed the initial value of the index by a sufficient amount to compensate for the effect of the adjustment factor equal to 1.75% per annum such that you do not suffer a loss on your initial

PS-9

investment in the securities.
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.
An investment in the securities will expose you to concentrated risk to a limited number of commodities underlying the index	Whereas the Bloomberg Commodity Index, on which the index is based, consists of 22 futures contracts on 20 different commodities, the index consists of contracts on only ten commodities. As described in more detail under “Description of Securities––The Index,” the index consists of futures contracts on only two commodities from each of the metals and grains sectors and futures contracts on only one commodity from each of the livestock and softs sectors that have been selected at the end of the month prior to the relevant month as commodities exhibiting the highest level of backwardation (or, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting the lowest level of contango), and on all energy commodities except for natural gas. As a result, the index does not provide as diversified an exposure to commodities as the broad-based Bloomberg Commodity Index, and an investment in the securities may therefore bear risks similar to a securities investment concentrated in a limited number of commodities.
Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index

The Bloomberg Commodity Index, on which the index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in January may specify a February expiration. As time passes, the contract expiring in February is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”

The index consists of futures contracts on four out of the five energy commodities (except natural gas) included in the Bloomberg Commodity Index and on only two commodities from each of the metals and grains and sectors and only one commodity from each of the livestock and softs sectors that have been selected at the end of the month prior to the relevant month as commodities exhibiting the highest level of backwardation (or, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting the lowest level of contango). Because the index composition or weightings will remain static except as adjusted at monthly rebalancings, any decrease in the backwardation characteristics exhibited by the selected components or reversal in the trend, resulting in the applicable components exhibiting contango and the consequent negative “roll yields,” would adversely affect the value of the index and, accordingly, the value of the securities. While the index attempts to outperform the Bloomberg Commodity Index by tracking the commodities

PS-10

exhibiting stronger backwardation characteristics at monthly rebalancings, there can be no assurance that the index will in fact outperform the Bloomberg Commodity Index in either the short or long run.
No assurance that components will be in backwardation; the index is rebalanced only monthly	Because the commodity selection process for the index is based on the average annualized backwardation in the past 10-year period (which may be negative, indicating contango), there can be no assurance that the commodities selected for inclusion in the backwardation enhanced index will have been in backwardation for significant portions of the past 10-year period, will be in backwardation at the time selected, will continue to be in backwardation or will be the commodities with the strongest backwardation characteristics for the future year. For example, a commodity may have been in contango for a number of years and still be selected for inclusion in the index as the selection process does not take into account whether the commodity has recently been or currently is in backwardation. In addition, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting contango may be selected. Furthermore, the index is rebalanced only monthly, and so any significant intra-month changes in the market that lead to a loss in backwardation of the chosen commodity (vis-à-vis others in that sector) may adversely affect the index’s performance. For example, a commodity that was in backwardation at the time of selection may no longer be in backwardation before and/or at the time of the next monthly rebalancing.
There is limited historical information for the index	The index has been calculated and publicly disseminated since August 1, 2013, and the levels of the index for the earlier period have been calculated retrospectively on a hypothetical basis with an initial index level of 100 on the index base date of January 19, 2000. Because there is limited historical information for the index, your investment in the securities may involve a greater risk than investing in securities linked to one or more indices with an established record of performance.
Not equivalent to investing in the index	Investing in the securities is not equivalent to investing in the index or the commodity futures contracts that underlie the index. Because of the adjustment factor, an investment in the securities will always underperform a direct investment in the index.
The adjustment factor will have the effect of reducing your participation in the index; the index must appreciate sufficiently in order for you not to suffer a loss on your initial investment in the securities; a portion of the adjustment factor will be used to pay the agent’s commissions and fees	Because the payment at maturity will be calculated based on the index performance, whether positive or negative, as reduced by the adjustment factor equal to 1.75% per annum, the index must increase sufficiently in order for you not to suffer a loss on your initial investment in the securities. If the index declines in value over the term of the securities, the amount of cash payable to you at maturity will be further reduced by the same adjustment factor and you will receive a payment at maturity reflecting the reduction of the adjustment factor and the negative performance of the index. The adjustment factor is expressed in per annum terms and so the index must increase by more than approximately 3.50% over the term of the securities (depending on the actual number of days from and including the pricing date to and including the valuation date), otherwise you will suffer a loss on your initial investment in the securities.
A portion of the adjustment factor will be used to pay the agent’s commissions and fees on a periodic basis as further described on the cover page of this pricing supplement.

PS-11

Potential conflicts of interest exist between your financial advisor and you because your financial advisor may have economic interests that are different from yours	As a result of the trailing commissions feature, your financial advisor may have an incentive to encourage you to continue to hold the securities because your financial advisor will no longer receive trailing commissions if you sell the securities. You should take these potentially different economic interests created by the trailing commissions feature into account when considering an investment in the securities.
Investments linked to commodities are subject to sharp fluctuations in commodity prices	Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the index and the value of your securities in varying and potentially inconsistent ways.
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities	The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the index and, therefore, the value of the securities.
The index may in the future include contracts that are not traded on regulated futures exchanges	The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the index continues to be composed exclusively of regulated futures contracts. As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.
Legal and regulatory changes could adversely affect the return on and value of the securities

Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency,

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including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of your investment in the securities.

Proprietary and rules-based index; no active management	The index is quantitative and rules-based and may not yield future positive performance. It follows a rules-based proprietary strategy that operates on the basis of pre-determined rules. The index is not actively managed by Morgan Stanley or its affiliates (the “Morgan Stanley Group”) or any third party. The index uses a pre-defined, objective commodity futures contract selection process that differs from an actively managed strategy in that the commodity futures contracts will change only if required by the selection criteria and only at each monthly rebalancing. The index methodology is fixed and will not change over time, even if the index underperforms benchmark indices. Accordingly, the index is not actively managed to adjust to changing business, financial, geopolitical or other conditions. In addition, the Morgan Stanley Group is not acting as a fiduciary for, or an advisor to, any investor in respect of the index. There can be no assurances that the methodology will yield positive performance in all economic conditions and past performance of the index (actual or simulated) is not an indication of future performance. Accordingly, you should determine whether the rules of the index are appropriate in light of their individual circumstances and investment objectives and ensure that they understand the mechanics of the index. Potential investors should consult with their legal, business and tax advisers to determine the consequences of investing in the securities.
Adjustments to the index could adversely affect the value of the securities	The publisher of the index may add, delete or substitute the commodity futures contracts constituting the index or make other methodological changes that could change the value of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time. Any of these actions could adversely affect the value of the securities. Where the index is discontinued, the

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calculation agent will have the sole discretion to substitute a successor index that is comparable to the index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.
The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market

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conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.
The adjustment factor reflected in the calculation of the payment at maturity is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be lower than the issue price, since secondary market prices will be adversely affected by the fact that the adjustment factor will reduce the payment at maturity in all circumstances even if the level of the index has not changed. As noted above, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.
The index publisher and the calculation agent, which are affiliates of the issuer, will make determinations with respect to the index and the securities	MS & Co., an affiliate of Morgan Stanley, is acting as the index publisher and MSCG, an affiliate of Morgan Stanley, is acting as the calculation agent. As index publisher, MS & Co. will determine the initial level in respect of each index business day. As calculation agent, MSCG will determine the initial index value, the final index value, the index performance, the adjustment factor and will calculate the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as the index publisher, and MSCG, in its capacity as the calculation agent, may require them to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of index market disruption events and market disruption events, the value of the index in the event of a market disruption event or with respect to cancelling the index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Valuation Date,” “—Market Disruption Event,” “—Calculation Agent” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the securities on the pricing date.
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities	One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the index), including trading in swaps or futures contracts on the index and on the commodity contracts underlying the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our subsidiaries also trade in financial instruments related to the index or the prices of the commodity contracts underlying the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the value of the index on the pricing date and, as a result, could increase the value at which the index must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the index and, accordingly, the amount of cash you will receive at maturity, if any.
The U.S. federal income tax consequences of an investment in the securities are uncertain	Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement. Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue

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Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

Even if the tax treatment of the securities described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index or any other circumstance resulting in a material change to the index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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DESCRIPTION OF SECURITIES

Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of any of our Participation Securities due July 6, 2017 Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return) (the “Index”). In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Maturity Date	July 6, 2017, subject to postponement as described in the following paragraph.

If the Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed. See “—Valuation Date” below.

Issue Price	$1,000 per Security

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and multiples thereof

Pricing Date	June 30, 2015

Issue Date (Settlement Date)	July 6, 2015 (3 Business Days after the Pricing Date)

CUSIP Number	61762GDZ4

ISIN	US61762GDZ46

Interest Rate	None

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

Stated Principal Amount × [1 + (Index Performance – Adjustment Factor)]

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

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Index Performance	The Index Performance will equal (i) the Final Index Value minus the Initial Index Value divided by (ii) the Initial Index Value and may be expressed by the following formula:

Index Performance	=	Final Index Value – Initial Index Value
Initial Index Value

Adjustment Factor	The Adjustment Factor will equal:

1.75%	×	N
365

where,

N = the number of days from and including the Pricing Date to and including the Valuation Date

Initial Index Value	, the Index Closing Value on the Pricing Date.

If there is a Market Disruption Event on the Pricing Date, the Initial Index Value will be determined in accordance with the mechanics described in the second paragraph under “––Valuation Date” below.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value	The Index Closing Value on any Index Business Day will equal the official settlement price of the Index published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation”). In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Reuters and various other third party sources may report the official settlement price of the Index. If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by the Index Publisher or successor will prevail.

Valuation Date	June 30, 2017; provided that if the scheduled Valuation Date is not an Index Business Day, the Valuation Date shall be the next succeeding Index Business Day; provided further that if a Market Disruption Event relating to the Index or one or more commodity contracts underlying the Index (each, an “index contract”) occurs on the scheduled Valuation Date, the Index Closing Value for the

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Valuation Date shall be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Index or any index contract occurs on the scheduled Valuation Date, the Calculation Agent will calculate the Index Closing Value using as a price (i) for each index contract that did not suffer a Market Disruption Event on the scheduled Valuation Date, the official settlement price of such index contract on such date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event occurs with respect to such index contract on each of the three Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will use a price for such index contract equal to the arithmetic mean, as determined by the Calculation Agent on the third Trading Day immediately succeeding the scheduled Valuation Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quote for such index contract and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. LLC (“MS & Co.”), Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant index contract and, using that price, determine the Index Closing Value. In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Index last in effect prior to the Valuation Date; provided that if the relevant Market Disruption Event is due to a Material Change in Formula, the Calculation Agent shall use the formula last in effect prior to that Market Disruption Event.

Trading Day

Trading Day means in respect of each index contract, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such index contract is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Index Business Day	Any day on which the official settlement price of the Index is scheduled to be published.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Market Disruption Event	Market Disruption Event means, with respect to the Index or any index contract, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax

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Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

Price Source Disruption

Price Source Disruption means (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Index.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the index contracts on the Relevant Exchange for such contract.
Disappearance of Commodity
Reference Price

Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading in any of the index contracts on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Index or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Index shall not be a Disappearance of Commodity Reference Price if MSCG shall have selected a Successor Index in accordance with “—Discontinuance of the Index; Alteration of Method of Calculation.”

Material Change in Formula	Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Closing Value.
Material Change in Content	Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Index.
Tax Disruption

With respect to any index contract, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any contract or commodity then included in the Index or any Successor Index.
Discontinuance of the Index;

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Alteration of Method of Calculation	If, following the Original Issue Date, the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MSCG) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Index and composition of the futures contracts of the Index on the last day on which the Index was published.

If the Index Publisher changes its method of calculating the Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

Book Entry Note or Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and

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book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value and the Final Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation” and “––Market Disruption Event.” MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors––The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.”

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

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•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business

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Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Index Publisher	MS & Co. and any successor publisher thereof.

The Index	Backwardation Enhanced Bloomberg Commodity Index (Total Return).

The Index was developed by MSCG and is calculated and published daily by MS & Co. The Index is based upon the Bloomberg Commodity IndexSM described below.

The Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on 20 physical commodities, and reflects the return of underlying commodity futures price movements only. It is quoted in U.S. dollars and appears on Reuters Page “BCOM.”

We have derived all information contained in this pricing supplement regarding the Bloomberg Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC (“UBS”).

The Bloomberg Commodity IndexSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Bloomberg

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Commodity IndexSM. The value of the Bloomberg Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities that make up the Bloomberg Commodity IndexSM.

Overview

The Bloomberg Commodity IndexSM, formerly known as the Dow Jones-UBS Commodity IndexSM, was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class. The Bloomberg Commodity IndexSM currently is composed of the prices of 22 exchange-traded futures contracts on 20 physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Bloomberg Commodity IndexSM for 2015 are: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Chicago and KC HRW) and zinc. Futures contracts on the Bloomberg Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Bloomberg Commodity IndexSM is a proprietary index that Bloomberg calculates. The methodology for determining the composition and weighting of the Bloomberg Commodity IndexSM and for calculating its value is subject to modification by Bloomberg at any time.

On July 1, 2014, Bloomberg became responsible for the governance, calculation, distribution and licensing of the Bloomberg Commodity IndexSM. The Bloomberg Commodity IndexSM was renamed from the Dow Jones–UBS Commodity IndexSM to the Bloomberg Commodity IndexSM and the ticker changed from “DJUBS” to “BCOM.” UBS has maintained its ownership, but will have no role in any aspect of index governance or calculation. Currently, Bloomberg does not expect to make any material alteration to the calculation methodology of the Bloomberg Commodity IndexSM.

The Bloomberg Commodity IndexSM Oversight Committee

The Bloomberg Commodity IndexSM Oversight Committee (the “Committee”) assists Bloomberg in connection with the operation of the Bloomberg Commodity IndexSM. The Committee includes senior representatives from various Bloomberg business units. Questions and issues relating to the application and interpretation of the index methodology and calculations during periods of extraordinary circumstances in particular will be resolved or determined by the Committee, unless circumstances do not permit convening of a meeting of the Committee for its decision. In such circumstances, any such questions and calculations will be resolved or determined by Bloomberg in consultation, if practicable, with UBS.

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Additionally, an external index advisory committee will convene to provide Bloomberg with guidance and feedback from the investment community on index products and processes.

As described in more detail below, the Bloomberg Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Bloomberg Commodity IndexSM are determined each year in June by Bloomberg. Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Bloomberg Commodity IndexSM

Commodities Available For Inclusion in the Bloomberg Commodity IndexSM

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Bloomberg Commodity IndexSM is the subject of a futures contract that trades on a U.S. exchange.

The 24 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat (Chicago and KC HRW) and zinc.

The 20 commodities underlying the Bloomberg Commodity IndexSM selected for 2015 are as follows: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Chicago and KC HRW) and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Bloomberg Commodity IndexSM. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The composition of the Bloomberg Commodity IndexSM is recalculated by Bloomberg in June of each year, under the supervision of the Committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM.

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Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Bloomberg Commodity IndexSM are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Lean Hogs
Live Cattle
Grains:	Corn
Soybean Meal
Soybean Oil
Soybeans
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Bloomberg Commodity IndexSM are determined each year in June by Bloomberg under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Bloomberg Commodity IndexSM are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Bloomberg Commodity IndexSM. The CPP is

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determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Bloomberg Commodity IndexSM. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Bloomberg Commodity IndexSM (the “Index Commodities”) and their respective percentage weights.

The Bloomberg Commodity IndexSM is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM.

•	No single commodity may constitute more than 15% of the Bloomberg Commodity IndexSM.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

•	No single commodity that is in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM.

Following the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Bloomberg Commodity IndexSM by calculating the new unit weights for each Index Commodity. Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Bloomberg Commodity IndexSM, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index

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Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Bloomberg Commodity IndexSM is calculated by Bloomberg by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity IndexSM (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity IndexSM is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Index value to calculate the current Index value.

The Bloomberg Commodity IndexSM is a Rolling Index

The Bloomberg Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity IndexSM is, therefore, a “rolling index.”

Index Calculation Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Bloomberg Commodity IndexSM will be adjusted in the event that Bloomberg determines that any of the following index calculation events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Bloomberg Commodity IndexSM on that day,

•	the settlement value of any futures contract used in the calculation of the Bloomberg Commodity IndexSM reflects the maximum permitted price change from the previous day’s settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Bloomberg Commodity IndexSM, or

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•	with respect to any futures contract used in the calculation of the Bloomberg Commodity IndexSM that trades on the LME, a business day on which the LME is not open for trading.

Backwardation Enhanced Bloomberg Commodity Index

The Index is a modified version of the Bloomberg Commodity IndexSM, and consists of certain selected components from the Bloomberg Commodity Index deemed by the index methodology to exhibit stronger backwardation characteristics.

While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the Index is composed of only ten commodity futures contracts. The target weight of each commodity sector included in the Index is the same as the target weight of that commodity sector in the Bloomberg Commodity Index, but the target weights of the underlying commodity futures contracts within each sector are adjusted as described below to reflect the reduced number of commodity futures contracts tracked by the Index. The commodity sector target weights that apply to the Bloomberg Commodity Index and, therefore, to the Index as of the date of this document are included in the table below:

Sector	Sector Target Weights
Energy	31.19%
Gr ains	22.98%
Metals	32.83%
Livestock	5.27%
Softs	7.72%

Backwardation enhancement involves identifying commodities that generally exhibit persistent backwardation and modifying a commodity index, such as the Bloomberg Commodity Index, to concentrate the exposure of the investment to these commodities.

The Index aims to identify and invest in commodities that generally exhibit persistent backwardation by using the following methodology:

1. Each month, the current components of the Bloomberg Commodity Index are evaluated for inclusion in the Index. The component or components from each sector (other than the energy sector) with highest annualized roll return measured over the past 10 years, the “10-year average roll return”), subject to minimum liquidity thresholds, are included in the Index. The 10-year average roll return of a selected component may be negative, indicating contango rather than backwardation.

•	Energy Sector: All components of the Bloomberg Commodity Index included in the energy sector except natural gas are included in the Index each month, regardless of their 10-year average roll returns. These components are currently WTI

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crude oil, Brent crude oil, Heating oil and RBOB Gasoline. All of the Bloomberg Commodity Index currently included in the energy sector (except natural gas) have generally exhibited persistent backwardation. The target weight of each energy sector component included in the Index reflects the target weight of that energy sector component in the Bloomberg Commodity Index but is increased proportionally to account for the exclusion of natural gas.

•	Grains & Metals Sectors: For each of these sectors, the two components in the relevant sector with the highest 10-year average roll return that also satisfy the minimum liquidity thresholds are included in the Index, with each selected component being allocated 50% of the target weight of the relevant sector. The current components of the grains sector are soybeans, corn, wheat, Kansas wheat, soybean meal and soybean oil. The current components of the metals sector are aluminum, copper, nickel, zinc, gold and silver.

•	Livestock & Softs Sectors: For each of these sectors, the component in the relevant sector with the highest 10-year average roll return that also satisfies the minimum liquidity thresholds is included in the Index, with each selected component being allocated 100% of the target weight of the relevant sector. The current components of the livestock sector are live cattle and lean hogs. The current components of the softs sector are cotton, sugar and coffee.

2. For each selected component within a sector, the Index will roll into the futures contract with the highest roll return, selected from those contracts with nine months or fewer until expiration. The roll return associated with the selected contract may be negative, indicating contango rather than backwardation.

All rules are passive, defined and set on the inception of the index. The Index is calculated and published daily by MS & Co.

By concentrating the exposure provided by the Index in futures contracts on commodities generally exhibiting persistent backwardation, the Index is intended to improve the roll return associated with monthly rolling of the commodity futures contracts in the Index, and increase the price returns of the Index due to the expected positive correlation between persistent backwardation and price performance of a commodity. However, this concentration gives rise to the risk that the Index does not provide a diversified exposure to commodities and instead provides a concentrated risk to a limited number of commodities.

The following table sets out the sector weights of the Index and the component or components selected for each sector in the Index as of April 30, 2015.

Sector	Components	Weightings
Energy	WTI Crude Oil, Brent Crude Oil,	36.19%

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	Heating Oil, RBOB Gasoline
Metals	Copper, Nickel	32.14%
Grains	Soybeans, Corn	20.07%
Livestock	Live Cattle	4.83%
Softs	Sugar	6.77%

Hypothetical Retrospective

and Historical Information	The Index has been calculated and publicly disseminated since August 1, 2013, and the levels of the Index for the earlier period have been calculated retrospectively on a hypothetical basis with an initial index level of 100 on the index base date of January 19, 2000. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. Therefore, information regarding the Index prior to August 1, 2013 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to August 1, 2013. Such data must be considered illustrative only.

The following table sets forth the hypothetical retrospective and historical high, low and end-of-quarter Index Closing Values for each quarter in the period from January 1, 2010 through May 27, 2015. The related graph sets forth the hypothetical retrospective and historical daily Index Closing Values in the same period. The Index Closing Value on May 27, 2015 was 469.8598. The information prior to August 1, 2013 is a hypothetical retrospective simulation calculated by the Index Publisher and must be considered illustrative only.

The hypothetical respective and historical performance of the Index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the Index on the Valuation Date.

Backwardation Enhanced Bloomberg Commodity Index (Total Return)

	High	Low	End of Period
2010
First Quarter	563.6764	494.3792	553.8453
Second Quarter	579.6461	476.4092	496.5826
Third Quarter	588.2484	488.4157	587.2446
Fourth Quarter	690.0852	584.4437	690.0852
2011
First Quarter	757.4144	675.7328	741.3674
Second Quarter	771.4505	679.6004	702.4808
Third Quarter	743.4452	599.7820	599.7820
Fourth Quarter	668.4247	594.9053	651.1939
2012
First Quarter	708.0050	658.0609	682.9699
Second Quarter	695.4133	592.2069	630.8210
Third Quarter	714.6896	632.1494	696.7080
Fourth Quarter	699.8483	647.0161	669.7947

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High	Low	End of Period

2013
First Quarter	696.9196	652.4520	656.0988
Second Quarter	655.2238	606.6700	606.6700
Third Quarter	640.7732	608.2400	620.8727
Fourth Quarter	630.4400	602.7800	618.3395
2014
First Quarter	646.5685	596.6670	645.1563
Second Quarter	682.1070	641.2096	668.3262
Third Quarter	670.6754	581.6920	581.6920
Fourth Quarter	588.8795	510.2072	510.2072
2015
First Quarter	510.2072	462.1577	462.8802
Second Quarter (through May 27, 2015)	504.2354	467.2385	469.8598

Hypothetical Index Return

The following table shows the hypothetical return on the Index from January 2, 2003 to May 27, 2015. Because the publication of the Index began on August 1, 2013, the return on the Index shown below is retrospectively simulated. No actual investment which allowed a tracking of the performance of the Index was possible at any time prior to August 1, 2013.

	Index Returns[1]
	1/2/2003–5/27/2015	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015[2]
Returns	13.75%	39.32%	33.10%	35.87%	35.60%	31.36%	-34.31%	46.92%	26.78%	-5.64%	2.86%	-7.68%	-17.49%	-7.91%

Data based on simulated returns from January 2, 2003 to August 1, 2013 and actual returns thereafter.

1 All returns except year-to-date 2015 returns are annualized.

2 Year-to-date 2015 returns are not annualized.

Use of Proceeds and Hedging	The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in

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aggregate, $1,000 per Security issued because a portion of the adjustment factor will effectively be used by us or our hedging counterparty to pay the Agent’s commissions and fees and, accordingly, these commissions and fees are borne by you.  The costs of the Securities borne by you and described beginning on PS-3 above comprise the Agent’s commissions and fees and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the commodity contracts underlying the Index or positions in any other available instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Index and, accordingly, could increase the Initial Index Value, and, therefore, the value at which the Index must close on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the commodities underlying the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

License Agreement between Bloomberg
and Morgan Stanley	Bloomberg and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Bloomberg Commodity Index, which is published by Bloomberg, in connection with securities, including the Securities.

The license agreement between Bloomberg and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg and have been licensed for use for certain purposes by MSCG. Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with MSCG, and Bloomberg and UBS do not approve, endorse, review, or recommend the Securities. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Securities.

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The Securities are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to MSCG, the Index or the Securities. Bloomberg and UBS Securities have no obligation to take the needs of MSCG or the owners of the Securities into consideration in determining, composing or calculating Bloomberg Commodity IndexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, in connection with the administration, marketing or trading of the Securities. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Securities, but which may be similar to and competitive with the Securities. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index Total RetumSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM, the Index or the Securities.

This pricing supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity lndexSM components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity lndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Bloomberg Commodity lndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Index. None of Bloomberg, UBS AG, UBS Securities or any

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of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity lndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MSCG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND MSCG, OTHER THAN UBS AG.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest”

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within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its

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purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of

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our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent a total sales commission of $20.00 for each Security they sell, which will be paid quarterly in increments of $2.50 per Security over the term of the Securities. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each Security, which will be paid quarterly in increments of $0.625 per Security over the term of the Securities. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time. The Agent’s commissions and

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fees are not the only costs in respect of the Securities.  See the description of the Adjustment Factor above.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Securities against payment therefor in New York, New York on June , 2015, which will be the third scheduled Business Day following the date of the pricing of the Securities.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.

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No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

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United States Federal

Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities who:

•     purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•     hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities or commodities;

•     investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts;

•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•     persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and

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proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected and subject to the discussion below regarding a potential “deemed” taxable exchange, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

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Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.

Possible “Deemed” Taxable Exchange Under Section 1001 of the Code

Even if the tax treatment of the Securities described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the Index is calculated, a change in the components of the Index or any other circumstance resulting in a material change to the Index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar

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instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and

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who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security

Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

•     the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•     the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•     the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•     the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be satisfied if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax

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consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain

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financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the Securities. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs and the discussion under “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

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